As filed with the Securities and Exchange Commission on May 3, 2000
                                            Registration Statement No. 333-35082
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------


                                 Amendment No. 1
                                       To
                                    Form S-3


                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                               Novoste Corporation
             (Exact name of Registrant as specified in its charter)

                Florida                         59-2787476
     (State or other jurisdiction of          (I.R.S. Employer
      incorporation or organization)        Identification Number)

        3809 Steve Reynolds Blvd.                     THOMAS D. WELDON
         Norcross, Georgia 30093                          Chairman
             (770) 717-0904                          Novoste Corporation
      (Address, including zip code,               3890 Steve Reynolds Blvd.
  and telephone number, including area             Norcross, Georgia 30093
          code, of registrant's                        (770) 717-0904
      principal executive offices)              (Address, including zip code,
                                                    and telephone number,
                                                    including area code,
                                                   of agent for service)

                               ------------------

                                 with copies to:

                              SETH I. TRUWIT, ESQ.
                              Dorsey & Whitney LLP
                                 250 Park Avenue
                               New York, NY 10177
                                 (212) 415-9200

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("the Securities Act") check the following box: |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

                               ------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
     Title of  Securities to               Amount to          Proposed Maximum         Proposed Maximum Aggregate       Amount of
     be Registered(1)                      be Registered      Offering Price(2)             Offering Price(2)       Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value............   1,650,000              $43.95315                    $72,522,697              $19,146*
====================================================================================================================================

*     Previously paid.
(1) One preferred stock purchase right will attach to and trade with each share of common stock sold in the offering. These rights are also covered by this registration statement and the value attributable to them, if any, is reflected in the market price of the common stock.
(2) Estimated solely for purposes of calculating the registration fee, based upon the average of the high and low sales prices of the common stock on the Nasdaq National Market on April 12, 2000, pursuant to Rule 457(c) under the Securities Act.

      This Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted


                    Subject to Completion, Dated May 3, 2000


PRELIMINARY PROSPECTUS

                                1,650,000 Shares
                               Novoste Corporation
                                  COMMON STOCK

                                   ----------

      The shareholders listed in this prospectus are offering an aggregate of 1,650,000 shares of our common stock. The common stock offered by this prospectus was sold to the selling shareholders in transactions exempt from registration under the Securities Act. We will not receive any of the proceeds from the sale of this common stock.

      The shares of common stock being offered by the selling shareholders may be sold from time to time in transactions on the Nasdaq National Market, in the over-the-counter market or in negotiated transactions. The selling shareholders directly, or through agents or dealers designated from time to time, may sell the common stock offered by them at fixed prices, at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.


      Our common stock is listed on the Nasdaq National Market under the symbol "NOVT." On May 1, 2000, the last reported sale price of the common stock on the Nasdaq National Market was $46.00 per share.


                                   -----------

                  Investing in our common stock involves risks.
                     See "Risk Factors" beginning on page 7.

                                   -----------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   -----------

                               [        ], 2000

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Special Note Regarding Forward-Looking Statements..............................2
Where You Can Find More Information About Us...................................3
Our Company....................................................................4
Risk Factors...................................................................7
Use Of Proceeds...............................................................17
Selling Shareholders..........................................................18
Plan Of Distribution..........................................................19
Legal Matters.................................................................19
Experts.......................................................................19


                              --------------------

    In this prospectus, "Novoste," the "company," "we," "us," and "our" refer to Novoste Corporation.

                              --------------------

           Novoste(TM), Beta-Cath(TM), (beta)-Cath(TM), Beta-Rail(TM),
         (beta)-Rail(TM) and the Cross Design logo are our trademarks.

                              --------------------

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

                              --------------------

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Some of the statements under "Our Company," "Risk Factors" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

      In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

      Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein may not occur.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

      We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the Public Reference Room at the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. The Commission also makes these documents available on its web site at http://www.sec.gov.

      We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the common stock offered by this prospectus. This prospectus constitutes a part of the registration statement but does not contain all of the information set forth in the registration statement and its exhibits. For further information, we refer you to the registration statement and its exhibits.

      The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document we have filed with the Commission. The information incorporated by reference is an important part of this prospectus and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following:

      o The description of common stock contained in the Registration Statement on Form 8-A filed with the Commission on May 15, 1996;

      o The description of rights to purchase preferred shares contained in the Registration Statement on Form 8-A filed with the Commission on November 5, 1996;

      o The amended description of rights to purchase preferred shares contained in the Registration Statement on Form 8-A/A filed with the Commission on August 3, 1999.

      o Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Commission of February 18, 2000;

      o     Current Report on Form 8-K filed with the Commission on March 14,
            2000;

      o The Proxy Statement for the Annual Meeting of Shareholders to be held on May 11, 2000 filed with the Commission on April 7, 2000;

      o     Current Report on Form 8-K filed with the Commission on April 7,
            2000;


      o     Current Report on Form 8-K filed with the Commission on April 19,
            2000;

      o     Current Report on Form 8-K filed with the Commission on May 2, 2000;
            and


      o Any future filings we make with the Commission until the selling shareholders sell all of the common stock offered by them pursuant to the prospectus.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

                    Novoste Corporation
                    3890 Steve Reynolds Blvd.
                    Norcross, Georgia 30093
                    (telephone no. 770-717-0904)
                    Attention: Cheryl Johnson, Vice President,
                    Investor Relations and Business Development

                                   OUR COMPANY

The Beta-Cath(TM) System


      Novoste has developed the Beta-Cath System, a hand-held device designed to deliver beta, or shallow penetration, radiation to the site of a treated blockage in a coronary artery to reduce the likelihood of restenosis - the renarrowing of a previously treated artery. We recently announced statistically significant results from one of our three pivotal clinical trials of the Beta-Cath System and submitted an initial pre-market approval application to the FDA on April 14, 2000. In August 1998, we qualified to apply CE marking to the Beta-Cath System, a requirement to sell our device in most of Western Europe, and in 1999 had sales of approximately $1.8 million in Europe and certain other countries.


      Restenosis is the major limitation of percutaneous transluminal coronary angioplasty or PTCA, a procedure used by interventional cardiologists to open blocked coronary arteries. In 1999 physicians performed approximately 770,000 PTCA procedures in the United States and approximately 730,000 PTCA procedures abroad. Studies have shown that 30% to 50% of patients experience restenosis within six months after PTCA. Restenosis often requires one or more additional revascularization procedures to reopen blocked vessels. These procedures include repeat PTCA, which has an average cost of $20,000 in the United States, and coronary artery bypass graft surgery, or CABG, which has an average cost of $45,000 in the United States. It is estimated that more than $3 billion is spent annually in the United States on revascularization procedures.

      In response to the high rate of restenosis following PTCA, the placement of coronary stents, metal implants that prop open a coronary artery, has grown rapidly. In 1999, stents were used in approximately 75% of the PTCA procedures performed worldwide. However, studies have shown that restenosis still occurs in approximately 20% to 30% of the patients who receive stents. This is commonly referred to as "in-stent" restenosis. Patients with "in-stent" restenosis often experience recurrent restenosis and as a result are prone to multiple revascularization procedures.

      We believe that the Beta-Cath System may be effective in reducing the incidence of restenosis following PTCA and stent placement and in treating "in-stent" restenosis, thereby reducing the need for additional costly hospital procedures.

Our Clinical Trials

      In March 2000,we announced results from our STents and Radiation Therapy or START Trial, our pivotal clinical trial designed to study the safety and effectiveness of the Beta-Cath System for treating "in-stent" restenosis. The primary endpoint of the trial was the incidence of an additional revascularization procedure in the previously treated artery or "target vessel revascularization" within eight months. In addition, a follow-up angiogram eight months after the initial treatment was performed to observe the treated artery to determine whether restenosis has recurred. We enrolled 476 patients at 50 clinical sites in North America and Europe.

      The START Trial results showed the following statistically significant results for patients with "in-stent" restenosis treated with the Beta-Cath System when compared to patients treated with placebo:

      o a 34% reduction in the rate of target vessel revascularization or TVR;

      o the rate of restenosis decreased by 66% at the stented portion of the treated artery;

      o the rate of restenosis decreased by 36% at a longer section of the artery, beyond that treated with radiation or revascularization methods, and

      o     the rate of major adverse cardiac events decreased by 31%.


      Our second pivotal trial, the START 40 Trial, was designed to seek approval for a longer radiation source train, a 40-millimeter source train, compared to the 30-millimeter source train predominantly used in the START

Trial. We believe this longer source train may be helpful in addressing clinical concerns over the possibility of "geographic miss" during a vascular brachytherapy procedure. Geographic miss is the failure to deliver the intended radiation dose to the entire length of the balloon-injury area either due to (1) poor alignment of the radiation source train or (2) using a radiation source train shorter than the injury. We completed enrollment into the START 40 Trial in October 1999 and expect to release the results from this Trial no later than the fourth quarter of 2000.


      In our third pivotal trial, the Beta-Cath System Trial, we are seeking to determine the safety and effectiveness of the Beta-Cath System in conjunction with either stand-alone balloon angioplasty or first-time stent placement. The primary endpoint of this trial is TVR within eight months. This Trial also provides for a follow-up angiogram eight months after treatment with the Beta-Cath System to determine whether restenosis has occurred. We completed enrollment in this trial in September 1999, having enrolled 1,456 patients at 59 clinical sites, principally in the United States. We expect to announce the results of this trial no later than the fourth quarter of 2000.

      As is typical for patients receiving stent placement, the patients in the stent placement subgroup of the Beta-Cath System Trial received anti-platelet therapy to prevent stent thrombosis, a condition that can lead to acute closure of the treated artery. Before vascular brachytherapy studies were conducted, stent thrombosis typically occurred within 30 days of treatment in a small percentage of patients receiving stent placement. However, there were incidences of stent thrombosis reported in the Beta-Cath System Trial, such that the patients developed the condition later following their treatment than what is normally observed. As a result, in November 1998, we modified the Trial protocol for the stent placement subgroup to extend the anti-platelet therapy from two weeks to 60 days following stent placement and to provide for additional follow-up contact with these patients in the second, third and fourth months after treatment. On April 27, 1999 we announced approval of our intention to increase patient enrollment in the stent placement subgroup of the Trial by up to 300 more patients and to extend the anti-platelet therapy to a minimum of 90 days following stent placement. These changes were made based upon a recommendation made by the Data Safety and Monitoring Board (DSMB) at its March 1999 meeting. Based on its review of the available data set, including the incidence of major adverse cardiac events, the DSMB proposed these changes to ensure sufficient data to evaluate the safety and effectiveness of the Beta-Cath System with the revised anti-platelet therapy protocol. For comparison, there were no incidents of late thrombosis observed in the START Trial.

      We submitted an application to the FDA on April 14, 2000 to obtain approval to market the Beta-Cath System, with a 30-millimeter radiation source train, for treating "in-stent" restenosis in coronary arteries. The FDA has granted expedited review for breakthrough technology devices, such as vascular brachytherapy devices whose objective is to treat "in-stent" restenosis in the coronary arteries. Assuming positive results in the START 40 Trial, we intend to make an additional submission to the FDA to obtain approval to market the Beta-Cath System using a 40-millimeter radiation source train. Assuming positive results in the Beta-Cath System Trial, we intend to make an additional submission to the FDA to obtain approval to market the Beta-Cath System with the objective of reducing the likelihood of restenosis following stand-alone balloon angioplasty or first-time stent placement.


European Marketing and Distribution


      In August 1998, we qualified to apply CE marking to the Beta-Cath System, a requirement to sell our device in most of Western Europe. We have staffed an organization in Europe, generally using a direct sales force for the larger European markets and independent distributors for other European markets. We had sales in selected European and several other countries of approximately $1.8 million in 1999 and $.8 million in the first quarter of 2000.

Our Objective

      Our objective is to become the leader in the development and sale of radiation devices for the reduction of restenosis, a new treatment concept commonly referred to as vascular brachytherapy.

                              --------------------

      Novoste was incorporated in Florida in January 1987 and was capitalized and commenced operations in May 1992. Our European operations are conducted through four wholly-owned subsidiaries, Novoste SA/NV in Belgium, Novoste BV in The Netherlands, Novoste GmbH in Germany and Novoste SAS in France. Our executive offices are located at 3890 Steve Reynolds Boulevard, Norcross, Georgia 30093 (telephone no. 770-717-0904).

                                  RISK FACTORS

      You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

      Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment.

      This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

We depend on the successful development and commercialization of the Beta-Cath System.

      We have not yet successfully commercialized any product in the United States and have only started to actively sell the Beta-Cath System in Europe, the Middle East and certain Asian countries in 1999. We anticipate that for the foreseeable future we will be solely dependent on the successful development and commercialization of the Beta-Cath System. Our failure to commercialize the Beta-Cath System would have a material adverse effect on our business, financial condition and results of operations.


      The Beta-Cath System will require regulatory approval, and may require further development and clinical testing, before we can market it in the United States. Our development efforts and clinical testing may not be successful. In addition, we may be unable to:


      o show the safety and effectiveness of the Beta-Cath System in appropriate human clinical trials;


      o     obtain U.S. regulatory approval of the Beta-Cath System;


      o manufacture the Beta-Cath System in commercial quantities at acceptable costs;

      o gain any significant degree of market acceptance of the Beta-Cath System among physicians, patients and/or health care payors; or

      o demonstrate that the Beta-Cath System is an attractive and cost-effective alternative or complement to other procedures, including coronary stents, competing vascular brachytherapy devices, or other competitive technologies.


      Commercialization of the Beta-Cath System in Europe is subject to certain additional risks. Physicians in Europe are generally less receptive to and slower to adopt new medical devices and technologies than physicians in the United States due to various factors, including the influence of national health care policies and reimbursement strategies of health care payors. We may never achieve significant revenue from sales in Europe or ever achieve or sustain profitability in our European operations. Our sales in selected European countries and several other countries aggregated approximately $1.8 million in 1999 and $.8 million in the first quarter of 2000.


      Because the Beta-Cath System is our sole near-term product focus, we could be required to cease operations if it is not successfully developed or commercialized.

We have a limited operating history; we have a history of losses and we expect future losses through at least the year 2001.

      We have a limited history of operations. Since we commenced operations in May 1992, we have been primarily engaged in developing and testing our Beta-Cath System. We have generated only limited revenue and do not have experience in manufacturing, marketing or selling our products in quantities necessary for achieving profitability.


      At March 31, 2000, we had accumulated a deficit of approximately $90.4 million since we commenced operations in 1992. The commercialization of the Beta-Cath System and other new products, if any, will require substantial additional development, clinical, regulatory, manufacturing, sales and marketing and other expenditures. We expect our operating losses to continue through at least 2001 as we continue to expand our product development, clinical trials and marketing efforts. We may never:

      o     commercialize the Beta-Cath System or any other product in the U.S.;

      o achieve commercial success in the sale of the Beta-Cath System or any other product in any countries in which we have received the necessary governmental approvals to market these products; or

      o     achieve or sustain profitability.

Clinical testing of the Beta-Cath System has not been completed, and there can be no assurance of its safety or its effectiveness.

      The safety and effectiveness of the Beta-Cath System has not yet been determined by the FDA. We have reached the primary endpoint, eight month patient follow-up, in one trial, and are currently conducting two additional multi-center human clinical trials of the Beta-Cath System to further evaluate its safety and effectiveness. We completed enrollment in the START Trial in April 1999, having enrolled 476 patients at 50 sites, principally located in the United States. In March 2000, we announced statistically significant results from the START Trial. In June 1999, we initiated the START 40 Trial and enrollment was completed in October 1999 with a total of 206 patients enrolled. At September 30, 1999 we completed enrollment in both the stand-alone balloon angioplasty and stent placement subgroups of the Beta-Cath System Trial and enrolled a total of 1,456 patients at 59 clinical sites.

      We recently announced results from the START Trial, which demonstrated that beta radiation had a significant treatment effect on all clinical and angiographic endpoints evaluated in the Trial. The START Trial results formed the basis for the application that we submitted to the FDA on April 14, 2000 to request approval to market the Beta-Cath System for treating "in-stent" restenosis. Although the application has been submitted, the FDA may reject, or delay acceptance of, our submission for "filing," may determine that the data from the START Trial does not demonstrate the safety and effectiveness of the Beta-Cath System or is not adequate to support our application to the FDA for pre-market approval. The FDA could delay approval pending results from the START 40 Trial in order to assess the impact on geographic miss and pending results from the Beta-Cath System Trial in order to assess whether the incidence of late thrombosis has been satisfactorily resolved by extended anti-platelet therapy.

      The START 40 Trial and the Beta-Cath System Trial require follow-up examinations with patients after eight months. Various factors, including performing follow-up examinations on patients, could delay completion of the START 40 Trial or the Beta-Cath System Trial for an indeterminate amount of time. The data from the START 40 Trial or the Beta-Cath System Trial, if completed, may not demonstrate the safety and effectiveness of the Beta-Cath System, which could delay FDA pre-market approval of the Beta-Cath System. In particular, we cannot be sure that (1) the incidence of late thrombosis seen in the Beta-Cath System Trial will be adequately addressed by the antiplatelet therapy protocol modification, (2) the incidence of geographic miss, seen in our BRIE registry trial conducted in Europe and other trials by our competitors, will be addressed by more focused physician training and technique and the use of longer radiation sources or (3) the doses used will provide optimal results.


      If the Beta-Cath System does not prove to be safe and effective in our clinical trials, our business, financial condition and results of operations will be materially adversely affected. In addition, the clinical trials may identify significant technical or other obstacles to obtaining necessary regulatory approvals. Because vascular brachytherapy in human coronary arteries is a relatively new treatment, the long-term effects on patients are not known and likely will not be known for several years. As a result, even if our current clinical trials indicate the Beta-Cath System is safe and effective over an eight-month period, we cannot be sure that the Beta-Cath System will be safe and effective over the long term.

There can be no assurance that we will receive the required regulatory approvals.

      United States Pre-Market Approvals


      We will not be able to commence marketing or commercial sales of the Beta-Cath System in the United States unless we receive pre-market approval from the FDA. Our application seeking approval to market the Beta-Cath System in the United States to treat "in-stent" restenosis was submitted to the FDA on April 14, 2000 and is based upon the patient data generated in the START Trial. We do not anticipate FDA approval to market the Beta-Cath System in the United States for any indication any earlier than one year after the FDA accepts our application for filing. The FDA could require that we submit results from our START 40 Trial or our Beta-Cath System Trial prior to considering our initial application for approval of our device in treating "in-stent" restenosis. Instead of filing an additional, separate application, we may amend our initial application relating to "in-stent" restenosis to seek pre-market approval of the Beta-Cath System for use with the 40-millimeter radiation source train based upon the results of the START 40 Trial or for use following a stand-alone balloon angioplasty and stent placement based upon the results of the Beta-Cath System Trial. If we file this type of an amendment, the FDA would restart the statutory 180-day review period for our initial application as of the date of the filing of the amendment. Most likely, this would cause a delay in obtaining FDA approval. Moreover, if information from the clinical trials or from commercial use of the device does not yield positive results, the FDA's consideration of any application we have submitted could be adversely affected; any such application could be refused filing for substantive review, or if filed, could be subject to requests for substantial amounts of additional information, or ultimately could be denied approval.

      The FDA may request additional data or require that we conduct further clinical trials, either of which could delay or preclude our receipt of pre-market approval as well as require significant additional expenditures. Such a delay or failure to receive pre-market approval would have a material adverse effect on our business, financial condition and results of operations and could result in cessation of our operations. Even if we receive marketing approval from the FDA based on the results of the START Trial, we will be limited to marketing the Beta-Cath System for use with patients who are being treated for "in-stent" restenosis in a single coronary artery with a 30-millimeter radiation source train. In order to market the Beta-Cath System with a 40-millimeter radiation source train, we will likely be required to demonstrate to the FDA through the START 40 Trial that the Beta-Cath System with the longer source train is safe and effective. In order to market the Beta-Cath System for a broader range of patients, we will seek to expand the indications for which the Beta-Cath System can be marketed to include patients receiving stand-alone balloon angioplasty or first-time stent placement. Even if we receive approval based on the results of the Beta-Cath System Trial, we would be limited to marketing the Beta-Cath System for use with patients who are being treated for one lesion in a single coronary artery following stand-alone balloon angioplasty or stent placement. In order to market the Beta-Cath System for use with (1) further product design enhancements, such as varying lengths of the radiation source train or modifications to the catheter or (2) with a broader range of indications, we will likely be required to demonstrate to the FDA through additional clinical trials that the Beta-Cath System is safe and effective with such product design enhancement(s) or in treating a broader range of indications and the FDA must approve a pre-market approval application, application amendment or application supplement covering the product design enhancement(s) or the broader range of indications for the device.


      Foreign Pre-Market Approvals

      Sales of the Beta-Cath System outside the United States are subject to regulatory requirements that vary widely from country to country but generally include pre-marketing governmental approval. The time required to obtain approval for sale in foreign countries may be longer or shorter than required for FDA approval, and the requirements for the conduct of clinical trials, marketing authorization, pricing and reimbursement differ from those in the United States. Moreover, the export of medical devices from the United States must be in compliance with FDA regulations. In August 1998 we qualified to apply CE marking to the Beta-Cath System, a requirement necessary to sell our device in most of Western Europe. We are subject to continuing audit and reporting requirements related to this marking. We may be delayed or precluded from marketing the Beta-Cath System in other foreign countries. Foreign pre-market and other regulatory approvals of the Beta-Cath System, if granted, may include significant limitations on the indicated uses for which the device may be marketed.

      Approvals to Use, Handle and Transfer Radioactive Materials

      Our business involves the import, manufacture, transfer, use and disposal of Strontium-90 (Strontium/Yttrium), the beta-emitting radioisotope utilized in the Beta-Cath System's radiation source train. Accordingly, manufacture, distribution, use and disposal of the radioactive material used in the Beta-Cath System in the United States will be subject to federal, state and/or local laws and regulations relating to the use and handling of radioactive materials. Specifically, we must obtain approval from the State of Georgia Department of Natural Resources to commercially distribute our radiation sources to licensed recipients in the United States. In addition, we must also comply with NRC, Georgia and United States Department of Transportation regulations on the labeling and packaging requirements for shipment of radiation sources to hospitals or other users of the Beta-Cath System. Further, hospitals and/or physicians in the United States may be required to amend their radiation licenses to hold, handle and use Strontium-90 prior to receiving and using our Beta-Cath System.

      The distribution and use of the Beta-Cath System outside the United States is subject to radiation regulatory requirements that vary from country to country and sometimes vary within a given country. Generally, each country has a national regulatory agency responsible for regulating the safe practice and use of radiation in its jurisdiction. In addition, each hospital desiring to use the Beta-Cath System is generally required to amend its license to store, handle and receive the Strontium-90 sources in our device. Generally, these licenses are specific to the amount and type of radioactivity utilized. In addition, generally the use of a radiation source by a physician, either for a diagnostic or therapeutic application, also requires a license, which again is specific to the isotope and the clinical application.

      Obtaining any of the foregoing radiation-related approvals and licenses can be complicated and time consuming. If we or any hospital or physician is significantly delayed in obtaining any of the foregoing approvals or any of those approvals are not obtained, our business, financial condition and results of operations could be materially adversely affected.

The industry in which we participate is subject to rapid technological change and intense competition.

      Competition in the medical device industry, and specifically the markets for cardiovascular devices, is intense and characterized by extensive research and development efforts and rapidly advancing technology. New developments in technology could render vascular brachytherapy generally or the Beta-Cath System in particular noncompetitive or obsolete.

      Vascular brachytherapy may compete with other treatment methods designed to improve outcomes from coronary artery procedures that are well established in the medical community, such as coronary stents. Stents are the predominant treatment currently utilized to reduce the incidence of coronary restenosis following PTCA and were used in approximately 75% of all PTCA procedures performed worldwide in 1999. Manufacturers of stents include Johnson & Johnson, Medtronic, Inc., Guidant Corporation and Boston Scientific Corporation. Stent manufacturers often sell many products used in the cardiac catheterization labs, commonly referred to as cath labs, and as discussed below, certain of these companies are developing vascular brachytherapy devices.

      Other devices under development that use vascular brachytherapy include:

      o     a radioactive-tipped guidewire;

      o     a radioactive stent; and

      o     a radioactive fluid-filled or coated balloon.

      The radiation sources being developed by our competitors vary among gamma, beta and x-ray. The most advanced competitive approach may be represented by the radioactive guidewire, as we are aware that:


      o Johnson & Johnson submitted a pre-market approval application to the FDA in June 1999 for its gamma guidewire system;

      o Guidant is investigating its beta guidewire system in the pivotal clinical trial stage in the United States; and

      o Boston Scientific announced results in August 1999 from a 160-patient dose-finding study conducted in Europe with its beta guidewire system.

      Many of our competitors and potential competitors have substantially greater capital resources than we do and also have greater resources and expertise in the area of research and development, obtaining regulatory approvals, manufacturing and marketing. Our competitors and potential competitors may succeed in developing, marketing and distributing technologies and products that are more effective than those we will develop and market or that would render our technology and products obsolete or noncompetitive. Additionally, many of the competitors have the capability to bundle a wide variety of products in sales to cath labs. We may be unable to compete effectively against such competitors and other potential competitors in terms of manufacturing, marketing, distribution, sales and servicing.

      Any product we develop that gains regulatory clearance or approval will have to compete for market acceptance and market share. An important factor in such competition may be the timing of market introduction of competitive products. Accordingly, we expect the relative speed with which we can develop products, gain regulatory approval and reimbursement acceptance and supply commercial quantities of the product to the market to be an important competitive factor. In addition, we believe that the primary competitive factors for products addressing restenosis include safety, efficacy, ease of use, reliability, suitability for use in cath labs, service and price. We also believe that physician relationships, especially relationships with leaders in the interventional cardiology and radiation oncology communities, are important competitive factors. We may not be the first to market in the U.S. a radiation system to reduce the incidence of restenosis in the coronary arteries or be able to market such a system effectively.


Limitations on third-party reimbursement for the Beta-Cath System currently exist and may continue.

      The Beta-Cath System, where approved for commercial sale, will be sold primarily to hospitals. Hospitals and physicians bill various third-party payors, such as government health programs, private health insurance plans, managed care organizations and other similar programs, for the health care services provided to their patients.

      If and when we receive FDA approval to market the Beta-Cath System in the United States, third-party payors may not cover procedures using the Beta-Cath System or, if covered, third-party payors may place certain restrictions on the circumstances in which coverage will be available. In addition, payors may deny reimbursement if they determine a product was not used in accordance with established payor protocol regarding cost-effective treatment methods or was used for an unapproved indication. Third-party payors are increasingly challenging the prices charged for medical products and services and, in some instances, have put pressure on medical device suppliers and health care providers to lower their prices. We are unable to predict what changes third-party health care payors will make in their reimbursement methodologies. Third-party payors or health care providers may not consider the Beta-Cath System cost-effective and may not reimburse for its usage or, if they do, may reimburse at levels that adversely affect its market acceptance and our ability to sell the Beta-Cath System on a profitable basis.

      The cost of health care has risen significantly over the past decade, and legislators, regulators, third-party payors and health care providers have made and may continue to make proposals to curb these costs. Failure by hospitals and physicians to obtain reimbursement from third-party payors, changes in third-party payors' policies toward reimbursement for the Beta-Cath System or legislative action could have a material adverse effect on our business, financial condition and results of operations.

      Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government managed health care systems that control reimbursement for new devices and procedures. In most markets there are private insurance systems as well as government managed systems. Reimbursement for our products may not be available in international markets under either government or private reimbursement systems.

The market acceptance of vascular brachytherapy and the Beta-Cath System is uncertain.

      Even if we obtain regulatory approvals and reimbursement from third party payors for the use of the Beta-Cath System, our device may not gain any significant degree of market acceptance among physicians and patients. Vascular brachytherapy is a new treatment method and has not been used to any significant extent by physicians outside the context of clinical trials. We believe that physicians' acceptance of vascular brachytherapy generally and the Beta-Cath System in particular will be essential for our operations and we may not obtain this acceptance. Even if we establish clinical effectiveness of the Beta-Cath System, cardiologists, radiation oncologists and other physicians may elect not to recommend vascular brachytherapy generally or the Beta-Cath System in particular. Even if recommended, physicians may not utilize the Beta-Cath System in a sufficient number of procedures to generate significant revenues or to enable us to operate profitably. In addition, market acceptance of our device could be hindered because using the Beta-Cath System currently requires the participation not only of an interventional cardiologist, but also a radiation oncologist appropriately credentialed to administer the radiation therapy.

We depend on the protection provided by our issued patent and pending patent applications, which may be challenged.

      With respect to the Beta-Cath System and components thereof, we received United States Patent No. 5,683,345 on November 4, 1999, United States Patent No. 5,899,882 (which is jointly owned by us and Emory University) on May 4, 1999, and United States Patent No. 6,013,020 on January 11, 2000. We also have filed a related United States continuation application, and have several additional United States applications pending covering aspects of our Beta-Cath System. With respect to United States Patent Nos. 5,683,345; 5,899,882; and 6,013,020 and our other pending United States patent applications, we have filed, or will file in due course, counterpart applications in the European Patent Office and certain other countries.

      Like other firms that engage in the development of medical devices, we must address issues and risks relating to patents and trade secrets. United States Patent Nos. 5,683,345; 5,899,882; and 6,013,020 may not offer any protection to us because competitors may be able to design functionally equivalent devices that do not infringe this patent. They may also be reexamined, invalidated or circumvented. In addition, claims under our other pending applications may not be allowed, or if allowed, may not offer any protection or may be reexamined, invalidated or circumvented. Competitors may have or obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products in either the United States or international markets.

      We received a letter from NeoCardia, L.L.C., dated July 7, 1995, in which NeoCardia notified us that it is the exclusive licensee of United States Patent No. 5,199,939, or the Dake patent, and requested that we confirm that our products did not infringe the claims of the Dake patent. On August 22, 1995 our patent counsel responded on our behalf that we did not infringe the Dake patent.

      The United States Patent and Trademark Office later reexamined the Dake patent. In the reexamination proceeding some of the patent claims were amended and new claims were added. We have concluded, based upon advice of patent counsel, that our Beta-Cath System would not infringe any claim of the Dake patent as reexamined.

      In May 1997 Guidant acquired NeoCardia together with the rights under the Dake patent. We also understand that Guidant and Johnson & Johnson have entered into a cross-licensing arrangement which includes the use of the Dake patent. Guidant and Johnson & Johnson are attempting to develop and commercialize products that may compete with the Beta-Cath System and both of those companies have significantly greater capital resources than us. Guidant or, if permitted by the cross-licensing arrangement with Guidant, Johnson & Johnson may sue for patent infringement in an attempt to obtain damages from us and/or injunctive relief restraining us from commercializing the Beta-Cath System in the United States. If Guidant or Johnson & Johnson were successful in any such litigation, we might be required to obtain a license under the Dake patent to market the Beta-Cath System in the United States, if such license were available, or be prohibited from selling the Beta-Cath System in the United States. Any of these actions could have a material adverse effect on our business, financial condition and results of operations, or could result in cessation of our business.

      We have two versions of our delivery catheter: a "distal monorail" catheter and an "over the wire" catheter. Certain United States patents held by Guidant and Boston Scientific Corporation cover "rapid exchange" catheters. Guidant has recently cross-licensed its patents to Johnson & Johnson. We are currently investigating the feasibility of using the "distal monorail" version of our delivery catheter in the United States without infringing the valid patent rights of others. We may not be able to sell the "distal monorail" version in the United States without a license of third party patent rights and such a license may not be available to us on favorable terms or at all. If we decide to proceed with the "distal monorail" version of our catheter in the United States, we may be sued for patent infringement in an attempt to obtain damages from us and/or injunctive relief restraining us from commercializing the "distal monorail" version in the United States. If we were unsuccessful in any such litigation, we might be required to obtain a license, if such license were available, or be prohibited from selling the "distal monorail" version of our catheter in the United States. Any of these events could have a material adverse effect on our business, financial condition and results of operations, or could result in cessation of our business.

      The medical device industry has been characterized by extensive litigation regarding patents and other intellectual property rights. Companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that we will not become subject to patent-infringement claims or litigation or interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions. The defense and prosecution of intellectual property suits, or interference proceedings and related legal and administrative proceedings are both costly and time-consuming. Litigation may be necessary to enforce our patents, to protect our trade secrets or know-how or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceedings will result in substantial expense to us and significant diversion of effort by our technical and management personnel. An adverse determination in litigation or interference proceedings to which we may become a party could subject us to significant liabilities to third parties, require us to seek licenses from third parties, require us to redesign our products or processes to avoid infringement or prevent us from selling our products in certain markets, if at all. Although patent and intellectual property disputes regarding medical devices have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include significant ongoing royalties. Furthermore, there can be no assurance that the necessary licenses would be available to us on satisfactory terms, if at all, or that we could redesign our products or processes to avoid infringement. Any adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which would have a material adverse effect on our business, financial condition and results of operations.

      We also have uncertainties with respect to the secrecy of pending patent applications filed by others, potential loss of some of our patent and proprietary rights relating to the Beta-Cath System in the event of our failure to pay royalties to Emory University, and potential damages that we could suffer through the unauthorized disclosure of information that is proprietary or confidential to us.

Since the Beta-Cath System utilizes radioactive materials, our activities are subject to various safety regulations.

      Because our business involves the import, manufacture, distribution, use and disposal of Strontium-90, our activities and those of our suppliers and distributors, as well as those of the hospitals and physicians that utilize the Beta-Cath System, must comply with extensive state and federal radiation safety regulations in the United States and similar laws in other countries. Violations of these regulations and laws by us or our suppliers or distributors, or any malfunctions of our device or errors by hospitals and physicians in administering treatment, could result in accidental contamination or injury, as well as unexpected remedial costs and penalties. Any such violation or incident could adversely impact the market for our device or lead to suspension of our trials or cessation of sales of the Beta-Cath System. Regulatory enforcement action such as civil penalties or license suspension or revocation could likewise lead to suspension of our trials or cessation of sales. In addition, because vascular brachytherapy in coronary arteries is a new treatment, any similar regulatory violations or incidents involving our competitors could delay or erode acceptance of the therapy among physicians and patients and could reduce the likelihood of regulatory approval of vascular brachytherapy devices generally.

We currently depend on a single vendor to supply radioisotopes and we could be negatively affected by the failure or delay of this vendor.

      To date, we have obtained all our beta radiation isotope requirements from a single supplier, Bebig Isotopentechnik und Umweltdiagnostik GmbH, a German corporation. Our supply agreement with Bebig has an initial term ending in November 2000. During the term, we have agreed not to purchase more than 30% of our annual radioisotope requirements from any supplier other than Bebig. In view of the technical expertise and capital investment required to manufacture the radioactive sources and the limited number of manufacturers of Strontium 90, it may be difficult to find an alternate source of supply. Our business, results of operations and financial condition could be materially adversely affected by Bebig's failure to provide us with beta isotopes on a timely basis during the term of the agreement or by our inability to obtain an alternative source of supply on a timely basis and on terms satisfactory to us following any termination of the Bebig agreement. In addition, portions of the process used to manufacture the materials may be proprietary to Bebig. Bebig has no obligation to make any of its know-how or technology available to us or to any alternate source of supply, except in limited circumstances.

      In October 1999, we signed a development and manufacturing supply agreement with AEA Technologies QSA GmbH for a second source of radioactive supply and for the development of a smaller diameter radiation source. The agreement provides for the construction of a production line, which is expected to be finished in February 2001. The cost of the production line is estimated at $4 million and we have agreed to pay such costs as construction progresses. The development of the smaller diameter source may not be successfully completed, the new production line may not be completed on time or on budget, and the smaller diameter source may not be manufacturable in commercial quantities.

We depend on third party suppliers for substantially all of the components of our Beta-Cath System and the failure of these suppliers to deliver in a timely manner could affect our ability to manufacture our Beta-Cath System.

      We currently rely on third party manufacturers for the supply of the hand-held transfer device, one version of the catheter and other components of our Beta-Cath System. The supply of these components requires a long lead time. In addition, we could not quickly establish additional or replacement suppliers or internal manufacturing capabilities for these components. An existing vendor's failure to supply components in a timely manner or our inability to obtain these components on a timely basis from another supplier could have a material adverse effect on our ability to manufacture and therefore market the Beta-Cath System.

We have limited sales, marketing and distribution experience which may affect our ability to successfully commercialize the Beta-Cath System.

      At present we have limited sales and marketing capability. We have staffed an organization in Europe, generally using a direct sales force for the larger European markets and independent distributors in other European markets. We also utilize independent distributors in the several countries in the Far East and the Middle East as well as in India. We intend to sell our products directly in the United States. We may not be able to recruit and train adequate sales and marketing personnel to successfully commercialize the Beta-Cath System in the United States and internationally. The inability to recruit or retain suitable international distributors could also have a material adverse effect on our business, financial condition and results of operations. We have contracted with CIS bio International to inventory, calibrate, test and deliver the radiation sources and to provide related licensing assistance, customer support and recovery services to hospitals in Europe and the Middle East and intend to contract with one or more additional market leaders on the radioisotope business to provide similar services in other international markets. If we are unable to enter into and maintain such distribution agreements with suitable international distributors on acceptable terms, our business, financial condition and results of operations could be materially adversely affected.

We have limited manufacturing experience and may encounter difficulties in scaling-up production.

      To date, we have not yet successfully commercialized the Beta-Cath System, and our manufacturing activities have consisted of producing small quantities of our products for use in clinical trials and our initial product launch in Europe and several other foreign countries. To achieve profitability, the Beta-Cath System must be manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. Production in commercial quantities will require us to expand our manufacturing capabilities and to hire and train additional personnel. We have no experience in manufacturing our products in commercial quantities. We may encounter difficulties in scaling up production, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. Difficulties encountered in manufacturing scale up could have a material adverse effect on our business, financial condition and results of operations. Future manufacturing difficulties, which could have a material adverse effect on our business, financial condition and results of operations, may occur.

We may not be able to obtain adequate funding for the development of our business in the future.


      We anticipate that our losses will continue through at least the year 2001 as we expend substantial resources to fund clinical trials in support of regulatory approvals, continue development of the Beta-Cath System and commercialize our product in Europe and several other foreign countries and then, subject to FDA approval, in the United States. Our future liquidity and capital requirements will depend upon numerous factors, including:


      o the progress of our clinical research and product development programs;

      o the receipt of and the time required to obtain regulatory approvals and clearances;

      o     the resources required to gain approvals;

      o the resources we devote to the development, manufacture and marketing of the Beta-Cath System;

      o the resources required to hire and develop a direct sales force in the United States and the key markets in Europe and develop distributors in other markets;

      o the resources needed to expand manufacturing capacity and facilities requirements; and

      o     market acceptance and demand for the Beta-Cath System.

      We may in the future seek to raise additional funds through bank facilities, debt or equity offerings or other sources of capital. We believe that our existing capital resources will be sufficient to fund us through the second quarter of 2002, but that may prove insufficient. We cannot assure that additional financing, if required, will be available on satisfactory terms, or at all.

The use of our product exposes us to product liability claims; insurance coverage may not be sufficient to cover such liability.

      The use of the Beta-Cath System entails an inherent risk of adverse effects which could result in product liability claims against us. We may not have sufficient resources to satisfy any liability resulting from any such claims. We maintain product liability insurance with coverage of an annual aggregate maximum of $8 million. There can be no assurance that product liability claims will not exceed the insurance coverage limits, that the insurance will continue to be available on commercially reasonable terms or at all, or that a product liability claim would not materially adversely affect our business, financial condition or results of operations.

The loss of senior management or other key personnel could materially adversely affect our business, financial condition and results of operation.


      Our business and future operating results depend in significant part upon the continued contributions of our key technical personnel and senior management, many of whom would be difficult to replace. Joan Macdonald, Ph.D., resigned as our Vice President - Regulatory Affairs on May 1, 2000 to become a part-time employee of ours reporting directly to our Chief Executive Officer on regulatory matters. Our business and future operating results also depend in significant part upon our ability to attract and retain a Vice President of Regulatory Affairs, a Vice President of Sales and other qualified management, regulatory, clinical, manufacturing, technical, marketing, sales and support personnel for our operations. Competition for such personnel is intense, and we may not succeed in attracting or retaining such personnel. The loss of key employees, the failure of any key employee to perform adequately or our inability to attract and retain skilled employees, as needed, could materially adversely affect our business, financial condition and results of operations.

The issuance of preferred stock may adversely affect rights of common shareholders or discourage a takeover.

      Under our amended and restated articles of incorporation, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of those shares without any further vote or action by our shareholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of preferred stock that may be issued in the future.

      In October 1996 our board of directors authorized 1,000,000 shares of Series A Participating Preferred Stock in connection with its adoption of a shareholder rights plan, under which we issued rights to purchase Series A Participating Preferred Stock to holders of the common stock. Upon certain triggering events, such rights become exercisable to purchase common stock (or, in the discretion of our board of directors, Series A Participating Preferred Stock) at a price substantially discounted from the then current market price of the common stock. Our shareholder rights plan could generally discourage a merger or tender offer involving our securities that is not approved by our board of directors by increasing the cost of effecting any such transaction and, accordingly, could have an adverse impact on shareholders who might want to vote in favor of such merger or participate in such tender offer.

      While we have no present intention to authorize any additional series of preferred stock, such issuance, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could also have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. The preferred stock may have other rights, including economic rights senior to the common stock, and, as a result, the issuance thereof could have a material adverse effect on the market value of the common stock.

We are subject to provisions in our charter and pursuant to state law, which would discourage a takeover.

      The amended and restated articles of incorporation provide for a classified board of directors, the existence of which could discourage attempts to acquire us. Furthermore, we are subject to the anti-takeover provisions of the Florida Business Corporation Act, the application of which would also have the effect of delaying or preventing a merger, takeover or other change of control of the company and therefore could discourage attempts to acquire the company.

The price of our stock is subject to volatility and fluctuations will depend on operating results.


      The market price of our common stock could decline below the price paid to the selling shareholders. Specific factors relating to our business or broad market fluctuations may materially adversely affect the market price of our common stock. The trading price of our common stock could be subject to wide fluctuations in response to quarter-to-quarter variations in operating results, announcements of technological innovations, new products or clinical data announced by us or our competitors, governmental regulatory action, developments with respect to patents or proprietary rights, general conditions in the medical device or cardiovascular device industries, changes in earnings estimates by securities analysts, or other events or factors, many of which are beyond our control. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many medical device companies and which have often been unrelated to the operating performance of such companies. Our revenue or operating results in future quarters may be below the expectations of securities analysts and investors. In such an event, the price of our common stock would likely decline, perhaps substantially. During the twelve-month period ended April 28, 2000, the closing price of our common stock ranged from a high of $48.75 per share to a low of $11.00 per share and ended that period at $41.00 per share.


      In addition, our results of operations may fluctuate significantly from quarter to quarter and will depend upon numerous factors, including product development efforts, actions relating to regulatory and reimbursement matters, progress and costs related to clinical trials, the extent to which our products gain market acceptance, and competition. These factors may cause the price of our stock to fluctuate, perhaps substantially.

Our system may experience problems related to the Year 2000.

      As of the date of this prospectus, our systems have operated without any apparent Year 2000 related problems and appear to be Year 2000 compliant. We are not aware that any of our primary vendors or systems maintained by third parties have experienced significant Year 2000 compliance problems. However, while no such problem has been discovered as of the date of this prospectus, Year 2000 issues may not become apparent immediately and, therefore, we may be affected in the future. We will continue to monitor the issue and work to remediate any Year 2000 issues that may arise.

                                 USE OF PROCEEDS

      All of the shares of common stock offered pursuant to this prospectus are being offered by the selling shareholders listed under "Selling Shareholders." We will not receive any proceeds from sales of common stock by the selling shareholders.

                              SELLING SHAREHOLDERS


      The shares of common stock being offered by the selling shareholders were sold to the selling shareholders in two separate transactions exempt from registration under the Securities Act. Of the 1,650,000 shares, 186,500 were sold by various shareholders who are directors or officers (or their affiliates) of Novoste. The remainder of the shares (1,463,500 shares) were issued by Novoste. The shares were sold on March 31, 2000 (1,500,000 shares, including all of the shares sold by the selling shareholders) and April 6, 2000 (150,000 shares).


      We entered into two separate Registration Rights Agreements with selling shareholders in connection with the acquisition of the stock being offered pursuant to this prospectus.


      The following table sets forth information as of May 1, 2000 with respect to the selling shareholders and the respective number of shares of common stock beneficially owned by each selling shareholder:



                                                                                                      Shares Owned
                                                                   Shares Owned      Shares Being    Upon Completion
Name and Address                                                Prior to Offering      Offered         Of Offering
------------------------------------------------------------    -----------------    ------------    ---------------
Fidelity Contrafund ........................................        842,700          760,500            82,200
     82 Devonshire Street, E20E
     Boston, MA  02109
IDS Life Series Fund, Inc. - Equity Portfolio...............        250,000          250,000                --
     200 AXP Financial Center
     Minneapolis, MN  55474
Variable Insurance Products Fund II:
Contrafund Portfolio........................................        184,800          167,000            17,800
     82 Devonshire Street, E20E
     Boston, MA  02109
President and Fellows of Harvard College....................      1,007,000(1)       150,000           857,000(3)
     600 Atlantic Avenue
     Boston, MA  02210
Fidelity Advisor Series VII:
Fidelity Adviser Health Care Fund...........................         46,200           12,500            33,700
     82 Devonshire Street, E20E
     Boston, MA  02109
Essex Global High Technology Fund II (USA),
     a series of Essex Qualified Purchase Funds, LLC(2)......         3,488            3,488                --
Essex Global Life Sciences Fund
     A series of Essex Specialty Pooled Funds, LP(2).........         9,603            9,603                --
New Discovery Fund Limited(2)................................        24,847           24,847                --
Essex High Technology Fund, LP(2)............................        45,335           45,335                --
Essex High Technology (Bermuda) Fund, LP(2)..................        32,029           32,029                --
Essex Performance Fund, LP(2)................................        59,251           59,251                --
Essex High Technology Offshore II Fund, LP(2)................        26,123           26,123                --
Permal Media and Communications Fund, LTD(2).................       109,324          109,324                --

-----------------
(1) Based upon an Amendment to Schedule 13G filed with the Commission on February 11, 2000 by President and Fellows of Harvard College, after giving effect to the 150,000 shares purchased on April 6, 2000 by President and Fellows of Harvard College.
(2) Managed by Essex Investment Mgmt. Co., LLC, 125 High Street, 29th Floor, Boston, MA 02110.
(3)   Represents 5.4% of our outstanding common stock as of May 1, 2000.

                              PLAN OF DISTRIBUTION

      The selling shareholders may sell the common stock being offered by the prospectus directly to other purchasers, or to or through dealers or agents. To the extent required, a prospectus supplement with respect to the common stock will set forth the terms of the offering of the common stock, including the name(s) of any dealer or agents, the number of shares of common stock to be sold, the price of the common stock, any underwriting discount or other items constituting underwriters' compensation.

      The common stock offered hereby may be sold from time to time directly by the selling shareholders or, alternatively, through broker-dealers or agents. Such common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (1) on any national securities exchange for quotation services on which the common stock may be listed or quoted at the time of sale, (2) in the over-the-counter market,
(3) in transactions other than on such exchanges or services or in the over-the-counter market, or (4) through the writing of options. In connection with sales of the common stock, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of such common stock in the course of hedging the positions they assume. The selling shareholders may also sell the common stock offered hereby short and deliver such common stock to close out such short positions, or loan or pledge such common stock to broker-dealers that in turn may sell such securities. Some of the common stock offered hereby also may be sold pursuant to Rule 144 under the Securities Act.

      The selling shareholders and any such brokers, dealers or agents may be deemed "underwriters" as that term is defined by the Securities Act.

      If a dealer is used in the sale of any common stock where this prospectus is delivered, the selling shareholders may sell such common stock to the public at varying prices to be determined by such dealer and at the time of resale. To the extent required, the name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

      In connection with the sale of common stock, dealers or agents may receive compensation from the selling shareholders or from purchasers of such common stock for whom they may act as agents in the form of discounts, concessions, or commissions. Agents and dealers participating in the distribution of the common stock may be deemed to be underwriters, and any compensation received by them and any profit on the resale of common stock by them may be deemed to be underwriting discounts or commissions under the Securities Act.

      Pursuant to the Registration Rights Agreements entered into among us and the selling shareholders, we have agreed to pay all costs and expenses associated with the registration of the shares of common stock to be sold pursuant to this prospectus under the Securities Act. In addition, the selling shareholders may be entitled to indemnification against certain liabilities pursuant to the Registration Rights Agreements.

                                  LEGAL MATTERS


      The validity of the issuance of shares of common stock offered in this offering will be passed upon for us by Dorsey & Whitney LLP, New York, New York.


                                     EXPERTS


      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                1,650,000 Shares

                               Novoste Corporation

                                  Common Stock

                                 ---------------

                                   Prospectus

                                 ---------------

                                __________, 2000

                                     Part II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

      The estimated expenses in connection with the distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:


     Securities and Exchange Commission Registration Fee ........$19,146
     NASDAQ National Market Qualification Fee ....................14,635
     Printing and Engraving Expenses ............................. 5,000
     Legal Fees and Expenses .....................................20,000
     Accounting Fees and Expenses ................................10,000
     Miscellaneous Fees and Expenses ............................. 1,219
                                                                  ------
          Total .................................................$70,000
                                                                  ======


Item 15. Indemnification of Directors and Officers

      Section 607.0850 of the Florida Business Corporation Act grants corporations the power to indemnify their directors, officers, employees and agents in accordance with the provisions thereof. Article VI of the Registrant's Amended and Restated Articles of Incorporation and Article VIII of the Registrant's By-laws provide for indemnification of Registrant's directors, officers, agents and employees to the full extent permissible under Section
607.0850 of the Florida Business Corporation Act.

      Article VI of the Registration Rights Agreements dated March 28, 2000 between Registrant and certain selling stockholders and Article V of the Registration Rights Agreement dated April 6, 2000 between Registrant and President and Fellows of Harvard College also contain indemnification provisions.

      Registrant maintains directors' and officers' liability insurance coverage with an aggregate policy limit of $10,000,000 of each policy year.

Item 16. Exhibits and Financial Statement Schedules

      (a)   Exhibits

      The following exhibits are filed as part of this Registration Statement:

      Exhibit
      Number   Description
      ------   -----------

      4.1      Form of Specimen Common Stock Certificate of Registrant. (1)

      4.2 Registration Rights Agreement dated as of March 28, 2000 by and among Novoste Corporation and the investors listed on thesignature pages thereof. (2)


      *4.3 Registration Rights Agreement dated as of April 6, 2000 by and between Novoste Corporation and the President and Fellows of Harvard College.


      4.17(a) Amended and Restated Rights Agreement, dated as of July 29, 1999, between Novoste Corporation and American Stock Transfer & Trust Company, which includes as Exhibit B thereto the Form of Right Certificate.(3)

      4.17(b) Amended and Restated Summary of Rights to Purchase Preferred Shares of Novoste Corporation.(3)

      5.1 Opinion of Dorsey & Whitney LLP regarding the validity of the securities being registered.


      23.1 Consent of Ernst & Young LLP, independent auditors (included on page II-5).


      23.2     Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).


      *24.1    Powers of Attorney (included in the signature page hereof).

----------
*     Previously filed


(1) Filed as same numbered Exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-4988).
(2) Filed as Exhibit 4.20 to the Registrant's Current Report on Form 8-K filed with the Commission on April 7, 2000.
(3) Filed as same numbered Exhibit to the Registrant's Report on Form 8-A/A filed on August 3, 1999.

      (b) Financial Statement Schedules

      Schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

Item 17. Undertakings

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (a) To include any prospectus required by Section 10(a)(3) of \ the Securities Act;

            (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the

Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall by deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 15. Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 2nd day of May 2000.


                               NOVOSTE CORPORATION


                               By: /s/ William A. Hawkins
                                  -------------------------------------
                                   Name:  William A. Hawkins
                                   Title:  President and Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                                      Title                                                    Date
---------                                      -----                                                    ----


/s/ William A. Hawkins
------------------------------------------
William A. Hawkins                             Chief Executive Officer, President and Director          May 2, 2000
                                               (principal executive officer)


/s/ Edwin B. Cordell, Jr.
------------------------------------------
Edwin B. Cordell, Jr.                          Vice President-Finance and Chief Financial Officer       May 2, 2000
                                               (principal financial and accounting officer)


/s/ Thomas D. Weldon*
------------------------------------------
Thomas D. Weldon                               Chairman                                                 May 2, 2000


/s/ Donald C. Harrison, MD*
------------------------------------------
Donald C. Harrison, MD                         Director                                                 May 2, 2000


/s/ J. Stephen Holmes*
------------------------------------------
J. Stephen Holmes                              Director                                                 May 2, 2000


/s/ Charles E. Larsen*
------------------------------------------
Charles E. Larsen                              Director                                                 May 2, 2000


/s/ Pieter J. Schiller*
------------------------------------------
Pieter J. Schiller                             Director                                                 May 2, 2000


/s/ Stephen I. Shapiro*
------------------------------------------
Stephen I. Shapiro                             Director                                                 May 2, 2000


/s/ Norman R. Weldon, MD*
------------------------------------------
Norman R. Weldon, MD                           Director                                                 May 2, 2000


/s/ William E. Whitmer*
------------------------------------------
William E. Whitmer                             Director                                                 May 2, 2000


*/s/ William A. Hawkins
------------------------------------------
William A. Hawkins, as power of attorney
